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[LOGO OF MELLON]                                      [LOGO OF BUCK CONSULTANTS]
                        Mellon:                          Buck:
                        -------                          -----
                        Media:     Stephen K. Dishart    Ed Gadowski
                                   (412) 234-0850        (201) 902-2565

                        Analysts:  Donald J. MacLeod
                                   (412) 234-5601


FOR IMMEDIATE RELEASE

                       MELLON SIGNS DEFINITIVE AGREEMENT
                          WITH BUCK CONSULTANTS, INC.

          PITTSBURGH, March 17, 1997--Mellon Bank Corporation and Buck Consultants, Inc. today announced that they have signed a definitive agreement by which Mellon will acquire Buck Consultants, Inc., a leading global benefits consulting firm. As previously announced in December 1996, Mellon and Buck signed a letter of intent to form a strategic combination that will create a leader in the rapidly growing business of corporate benefits outsourcing. Buck shareholders will have the option to receive Mellon common stock or cash. Other terms of the agreement were not disclosed. Mellon Bank Corporation has authorized the repurchase of a number of shares of Mellon common stock, up to that number that will ultimately be issued in connection with the acquisition.

          Buck, a privately held firm with headquarters in New York, provides a broad array of pension and health and welfare actuarial services, and employee benefits, compensation and human resources consulting and administrative services. Upon completion of the transaction, which is subject to regulatory approval and the approval of Buck's shareholders, Buck will operate as a Mellon subsidiary under the direction of its current management team, and will retain its identity and its operational and professional independence.

          With balance sheet assets of approximately $43 billion and assets under management or administration of approximately $1.3 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund business is The Dreyfus Corporation.

          Press releases and other information about Mellon Bank Corporation and its products and services are available on the Internet at http://www.mellon.com. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.
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